Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140921, 333-140744, 333-59618, 333-133194, and 333-121971 on Form S-3, 333-136911 on Form S-4, and 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, and Registration Statement Nos. 333-97053 and 333-115405 on Form S-3 and 333-127889-01, 333-71990-01, and 333-63101-01 on Form S-8 of Wisconsin Public Service Corporation of our report dated May 9, 2007, appearing in this Annual Report on Form 11-K of Wisconsin Public Service Corporation Employee Stock Ownership Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
June 19, 2007